UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2021

Reliability Incorporated

(Exact name of registrant as specified in its charter)

Texas	000-07092	75-0868913
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

2505 Gateway Center Drive

P.O. Box 71

Clarksburg, MD 20871

(Address of principal executive offices) (Zip Code)

(202) 965-1100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Title of each class	Trading Symbol(s)	Name each exchange on which registered
Common Stock, no par value	RLBY	OTC Pink Sheets

Item 5.02 Compensatory Arrangements of Certain Officers

On September 1, 2021 Reliability, a workforce solution company with over 30 years of specializing in employer of record and staffing services in the media space, under its Maslow Media brand, entered into new employment agreements with President/CEO Nick Tsahalis and CFO Mark Speck, respectively. The board of directors acted in accordance with the advice of its compensation committee to grant Mr. Tsahalis who has served as wholly owned subsidiary Maslow Media Group’s (MMG) CEO since November of 2016, and Mr. Speck who has served MMG since April of 2019. Both assumed essentially the same officer posts with Mr. Tsahalis also being named Reliability President and CEO, of the parent company when MMG merged with Reliability on October 29, 2019, with no additional compensation or benefits.

Under Mr. Tsahalis’ s Employment Agreement, the Company has hired him to serve as its President/Chief Executive Officer through August 31, 2023 and to serve in the same capacity for its wholly owned subsidiary, Maslow Media Group, Inc. “Maslow”). Mr. Tsahalis’s base salary is $287,800 per annum and he is eligible for annual bonuses, equity grants and other employee benefit plans on a basis no less favorable than that afforded other executives. The Employment Agreement contains customary provisions regarding termination and indemnification. In addition, in the event of a termination following a “Change in Control,” Mr. Tsahalis is entitled to be paid his accrued salary and benefits and up to two times his base salary.

Under Mr. Speck’s Employment Agreement, the Company has hired him to serve as its Chief Financial Officer though August 31, 2023 on substantially the same terms as Mr. Tsahalis, except that Mr. Speck’s base salary is $260,000 per annum.

The foregoing summary descriptions of the Compensation Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Compensation Agreements, which are filed as Exhibit 12.1 and Exhibit 12.2, respectively.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIABILITY INCORPORATED

Date: September 9, 2021	/s/ Nick Tsahalis
	By:	Nick Tsahalis
	Its:	President and CEO

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EXHIBIT INDEX

12.1	Employment Contract Nick Tsahalis

12.2	Employment Contract Mark Speck

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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